Exhibit 10.1

July 17, 2017

James R. Meyer

3019 River Lane

New Bern, North Carolina 28562

Re:     Terms of Employment

Dear Jim:

This letter agreement (“Letter”) sets forth the terms of your employment with FreightCar America, Inc. (the “Company”). Commencing July 31, 2017 (the “Effective Date”), you will be employed as the Company’s President and Chief Executive Officer, and reporting to the Company’s Board of Directors. You will have all of the duties and responsibilities commensurate with such position under the Company’s by-laws and consistent with the duties and responsibilities of chief executive officers of similar businesses as the Company. During your employment, you will devote your full-time business attention to the Company and will use your best efforts to discharge your responsibilities. You may, however, engage in civic and charitable activities and, with the prior consent of the Company’s Board of Directors, corporate boards, provided that these activities do not interfere with your duties to the Company (the Company has already approved your continuation as a member of the CSTH, LLC Board of Directors).

In order to begin employment with the Company, you must successfully complete all required employment documentation, a post-offer drug screening, background check and reference checks. This Letter and your employment is for no specific term. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without Cause (as defined below), subject to the terms of this Letter below, by the Company or you upon notice to the other such party. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by the Company’s Board of Directors (or a designee of the Company’s Board of Directors).

Two North Riverside Plaza

Suite 1300

Chicago, IL 60606 USA

312.928.0850

Fax 312.928.0890

www.freightcaramerica.com

1.                  Salary. Beginning on the Effective Date, you will receive an annual base salary in the amount of $500,000 (“Salary”), paid in accordance with payroll practices applicable to all salaried employees. Based on your performance, your Salary will be reviewed by the Company annually and may be increased (and not decreased without your written consent) in the Company’s discretion.

2.                  Bonus. You will be entitled to participate in the Company’s annual cash incentive plan applicable to all similarly situated executives (the “Bonus Plan”) and to earn a bonus (“Bonus”) for each fiscal year of the Company ending during your employment. The measurement period for the Bonus is based on a calendar year. Your target Bonus is 100% of your Salary, upon achievement of a target level of performance set forth in the Bonus Plan, payable in cash, within two and one-half months after the end of the fiscal year to which it relates. Your maximum Bonus, to the extent earned under the Bonus Plan, may be as much as 200% of your Salary. If there are Bonus payments under the Bonus Plan in respect of the 2017 calendar year or any other partial year, then you will be entitled to participate in a partial Bonus payment prorated to align with your base salary earnings (as earned in each measurement period) and actual performance during your employment.

3.                  Long-Term Incentive and Other Executive Compensation Plans (“LTIP”). You will be entitled to participate in all of the Company’s equity-based and cash-based long-term incentive and other executive compensation plans. You will receive a LTIP award on an annual basis with a fair value equal to 100% of Salary, payable 50% in performance shares (with fair value based on the assumption that the target performance goals will be met) and 50% in restricted shares and all awards granted will have performance goals and vesting conditions similar to those of other Company executive officers. The performance share and restricted share makeup of the award along with vesting schedules may be modified from time to time and at the sole discretion of the Compensation Committee of the Company's Board of Directors or the Company's Board of Directors.

4.                  Sign-On Award. You will be granted an equity award on the Effective Date, of 350,000 stock options (the “Options”), under the FreightCar America, Inc. 2005 Long Term Incentive Plan, as amended and restated May 17, 2013 (the “Plan”) having such terms and conditions as are set forth in the option award agreement attached to this Letter as Exhibit A and with the terms of such award, including as incorporated under the Plan, superseding the terms and conditions in this Section 4. The award will feature a performance earning schedule based on a trailing 90-consecutive calendar day average closing price of one share of the Company’s common stock (the “Stock Price”), which shall be earned in the proportions as set forth below:

(a)                You will earn 34% of the Options upon the first time the Stock Price is equal to or greater than $5.00 per share above the Initial Stock Price (as defined below),

(b)               You will earn 33% of the Options upon the first time the Stock Price is equal to or greater than $10.00 per share above the Initial Stock Price, and

(c)                You will earn 33% of the Options upon the first time the Stock Price is equal to or greater than $15.00 per share above the Initial Stock Price.

The Options shall be treated as being fully earned upon a Change of Control (as defined by the Plan). You will become fully vested in the Options provided that on the date you are treated as earning the Options, you have remained in continuous employment with the Company. The “Initial Stock Price” shall be the closing price of one share of the Company’s common stock determined on the Effective Date. The exercise price of the options shall be for Fair Market Value (as defined in the Plan).

5.                  Board Position. You shall be elected by the Company’s Board of Directors to fill a vacancy on the Company’ Board of Directors, and your service will begin on the Effective Date until the 2018 annual meeting of the stockholders of the Company. At the 2018 annual meeting of the stockholders of the Company, the Company’s Board of Directors, subject to the Company’s Board of Director’s standard nominating procedures, will nominate you as a director and, if you are so elected by the Company’s stockholders, you will continue to serve as a director of the Company.

6.                  Benefits; Business Expenses. During your employment, you will be entitled to participate in each of the Company’s employee retirement, savings, welfare and fringe benefit plans, and perquisites, offered to its similarly situated executives, as in effect from time to time. You will be entitled to paid annual vacation on a basis that is at least as favorable as that provided to other similarly situated executives of the Company, but not less than four (4) weeks per year, earned in accordance with applicable Company policy. On a special exception basis, as of your start date the Company will provide you with fourteen (14) paid vacation days for your use during the remainder of 2017 (which days will be forfeited to the extent you have not used them by December 31, 2017). You will be reimbursed for all business, including entertainment, expenses incurred by you in connection with your duties, subject to the Company’s policy for substantiating such expenses.

7.                  Termination. Upon a termination of your employment for any reason, you will be entitled to lump sum payments, within sixty (60) days following termination, of (i) your accrued Salary and accrued and unused vacation through the date of termination, (ii) your prior and current (prorated) fiscal year bonus, to the extent earned and unpaid, and (iii) any accrued and vested benefits and unreimbursed expenses incurred and unpaid on the date of termination in accordance with Section 6. Upon your written acknowledgement and acceptance of the terms and conditions of the FreightCar America, Inc. Executive Severance Plan (the “Executive Severance Plan”), you will participate in and be entitled to benefits under the Executive Severance Plan as then in effect (but no less than currently in effect), except in the following respects:

(a)                In the event of (i) your termination by the Company or its successor without Cause within 24 months following the consummation of a “Change in Control” (as defined in the Executive Severance Plan) or (ii) your resignation for “Good Reason” (as defined below), modifications will apply as follows:

•	Under Article 3.3(b), your base salary will continue for 24 months following the date of termination;

•	You will receive two equal bonus payments to be made based on the calculation as described in Article 3.3(c), with the first payment being made on the first March 15 following the year of termination and the second payment being made on the second March 15 following the year of termination; and

•	Under Article 3.3(d), participation in the Company’s group health plan will continue for twenty-four (24) months.

A copy of the Executive Severance Plan as currently in effect is attached as Exhibit B to this Letter. The release and waiver of claims referenced in Articles 3.1 and 3.3 of the Executive Severance Plan shall preserve Executive’s entitlement to his retirement and savings benefits and rights to indemnification and defense in accordance with the Company’s by-laws, statutory and common law rights, and insurance policies.

(b)               With respect to the definition of “Good Reason” both parties hereto agree that such term shall be defined as provided in the Executive Severance Plan, except that:

•	Article 2.16(b)(i)-(iii) are hereby deleted and replaced with the following: “(i) permanently and materially diminishes the Executive’s authority, duties, or responsibilities, including without limitation, title or reporting responsibilities (to and from Executive), (ii) materially reduces any component of the Executive’s compensation, including Base Salary, Bonus opportunity, and equity award participation, (iii) requires the Executive to relocate to a location that is more than 50 miles from (1) the Company’s principal business office located in the Chicago, Illinois metropolitan area or (2) the Company’s facility located in the greater Cherokee, Alabama area, or”

(c)                With respect to the definition of “Cause” both parties hereto agree that such term shall be defined as provided in the Executive Severance Plan, except that:

•	Article 2.5(e) is hereby deleted and replaced with the following: “(e) Any willful act or omission by the Executive in violation or disregard of the Company’s policies, including but not limited to the harassment and discrimination policies and standards of conduct of the Company then in effect, in such a manner as to cause significant loss, damage or injury to the property, reputation or employees of the Company.”

This modified definitions of Cause and Good Reason shall apply with respect to any and all compensation agreements or arrangements between yourself and the Company that reference or rely on the definition provided in the Executive Severance Plan and/or this Letter.

8.                  Restrictive Covenants.

(a)                Confidential Information. You understand that the Company possesses and will possess Confidential Information that is important to its business. The Company devotes significant financial, human and other resources to the development of its products, its customer base and the general goodwill associated with its business and the Company diligently maintains the secrecy and confidentiality of its Confidential Information. For this purpose, “Confidential Information” is information that was or will be developed, created, or discovered by or on behalf of the Company, or that became or will become known by, or was or is conveyed to the Company, which has commercial value in the Company’s business, unless and until such information becomes publicly available, provided that you did not make the information publicly available by acting on your own behalf. Confidential Information is sufficiently secret to derive economic value from its not being generally known to other persons. Confidential Information also includes any and all financial, technical, commercial or other information concerning the business and affairs of the Company that is confidential and proprietary to the Company, including without limitation, (i) information relating to the Company’s past and existing customers and vendors and development of prospective customers and vendors, including without limitation specific customer product requirements, pricing arrangements, payment terms, customer lists and other similar information; (ii) inventions, designs, methods, discoveries, works of authorship, creations, improvements or ideas developed or otherwise produced, acquired or used by the Company; (iii) the Company’s proprietary programs, processes or software, consisting of but not limited to, computer programs in source or object code and all related documentation and training materials, including all upgrades, updates, improvements, derivatives and modifications thereof and including programs and documentation in incomplete stages of design or research and development; (iv) the subject matter of the Company’s patents, design patents, copyrights, trade secrets, trademarks, service marks, trade names, trade dress, manuals, operating instructions, training materials, and other industrial property, including such information in incomplete stages of design or research and development; and (v) other confidential and proprietary information or documents relating to the Company’s products, business and marketing plans and techniques, sales and distribution networks and any other information or documents which the Company reasonably regards as being confidential. You understand that the Company possesses or will possess Company Materials (as defined below) that are important to its business. For this purpose, “Company Materials” are documents or other media, in their electronic or tangible form, or items that contain or embody Confidential Information or any other information, regardless of form, concerning the business, operations or future/strategic plans of the Company, whether such documents have been prepared by you or by others. In consideration of your employment by the Company, the compensation received by you from the Company, and the Company’s agreement to give you access to certain Confidential Information, you agree as follows:

(i)                 All Confidential Information and trade secret rights, and other intellectual property and rights (collectively “Rights”) in connection therewith will be the sole property of the Company. At all times, both during your employment by the Company and after its termination for any reason, you will keep in confidence and trust and will not use or disclose any Confidential Information or anything relating to it without the prior written consent of a then current officer of the Company except as may be necessary and appropriate in the ordinary course of performing your duties to the Company.

(ii)               All Company Materials will be the sole property of the Company. You agree that during your employment by the Company, you will not remove any Company Materials from the business premises of the Company or deliver any Company Materials to any person or entity outside the Company, except as you are required to do so in connection with performing the duties of your employment. You further agree that, immediately upon the termination of your employment by you or by the Company for any reason, or during your employment if so requested by the Company, you will return all Company Materials, apparatus, equipment and other physical property, or any reproduction of such property.

Notwithstanding anything else contained or referenced herein, nothing in this Letter shall limit or impede your right (with or without prior notice to the Company) to (i) raise in good faith or participate in an investigation regarding any potential violation of law or regulation with any governmental or regulatory agency, including the Securities and Exchange Commission, or (ii) make any disclosure protected by law under the whistleblower provisions of any state or federal statutes or regulations. However, any disclosure of Confidential Information made to any governmental or regulatory agency will be limited to Confidential Information that is reasonably related to the alleged violation and/or specifically requested by the investigating agency. You will make any such disclosure(s) only to such parties authorized to investigate the potential violation.

(b)               Noncompetition and Non-solicitation. While employed by the Company and for a period of twelve (12) consecutive months thereafter, you will not, directly or indirectly:

(i)                 Contact, solicit, interfere with, or divert, or induce or attempt to contact, solicit, interfere with or divert, any of the Company’s customers;

(ii)               Participate or engage in (as an owner, partner, employee, officer, director, independent contractor, consultant, advisor or in any other capacity calling for the rendition of services, advice, or acts of management, operation or control) any business engaged in the manufacture of railcars in North America; and

(iii)             Solicit or induce or attempt to solicit or induce, by or for yourself, or as the agent of another, or through others as an agent in any way, any person who is employed by the Company for the purpose of encouraging that employee to join you as a partner, agent, employee or otherwise in any business activity which is competitive with the Company.

(c)                Forfeitures. In the event that you materially breach any of the restrictions in this Section 8 (which if such breach is curable, such breach is not cured to the Company’s reasonable satisfaction after the Company provides you a reasonable period of time to cure) you shall forfeit all of the applicable payments and benefits, described in Sections 2, 3 and 4 of this Letter, and the Company shall have the right to recapture and seek repayment of any such applicable payments and benefits under this Letter.

(d)               Intellectual Property. “Inventions” includes all improvements, inventions, designs, formulas, works of authorship, trade secrets, technology, computer programs, compositions, ideas, processes, techniques, know-how and data, whether or not patentable, made or conceived or reduced to practice or developed by you, either alone or jointly with others, during the term of your employment, including during any period prior to the date of this Letter. Except as defined in this Letter, all Inventions that you make, conceive, reduce to practice or develop (in whole or in part, either alone or jointly with others) during your employment will be the sole property of the Company to the maximum extent permitted by law. You agree to assign such Inventions and all Rights in them to the Company. Exemptions from this agreement to assign may be authorized in those circumstances where the mission of the Company is better served by such action, provided that overriding obligations to other parties are met and such exemptions are not inconsistent with other Company policies. Further, you may petition the Company for license to make, market or sell a particular Invention.

(e)                Injunction. You acknowledge that monetary damages will not be an adequate remedy for the Company in the event of a breach of this Section 8, and that it would be impossible for the Company to measure damages in the event of such a breach. Therefore, you agree that, in addition to other rights and remedies that the Company may have, the Company is entitled to an injunction preventing you from any breach of this Section 8, and you hereby waive any requirement that the Company post any bond in connection with any such injunction. You further agree that injunctive relief is reasonable and necessary to protect a legitimate, protectable interest of the Company.

(f)                Blue Pencil. If any court determines that the covenants contained in this Section 8, or any part hereof, are unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, to as close to the terms hereof as shall be enforceable and, in its reduced form, such provision shall then be enforceable.

(g)               Survival. The restrictive covenants contained in this Section 8 shall survive the termination of your employment.

9.                  Section 409A. Anything in this Letter to the contrary notwithstanding, if any payment(s) or benefit(s) under this Letter would be subject to the provisions of Section 409A of the Internal Revenue Code of 1986 (the “Code”) at the time they become payable or benefits due you, to the extent required to comply with Section 409A of the Code any such payments or benefits will be delayed for six (6) months or such other earliest day on which such payments could be made or benefits provided in compliance with Section 409A of the Code and the regulations thereunder (at which point all payments so delayed will be provided or reimbursed to you in one lump sum, without interest, within two and one-half months after the date they then become so payable or due to you).

10.              Miscellaneous.

(a)                Entire Agreement. Except as otherwise contemplated herein, this Letter (including Exhibits A and B) contains the entire agreement between you and the Company with respect to the subject matter hereof. No amendment, modification or termination of this Letter may be made orally, but must be made in writing and signed by you and the Company. Unless otherwise provided herein, in the event of any inconsistency between this Letter (including Exhibits A and B) and any plan, program, practice, personnel policy or procedure, employee handbook, or agreement of or with the Company and you, this Letter (including Exhibits A and B) shall control.

(b)               Survival. The provisions of Section 8 shall survive any termination of your employment.

(c)                Successors; Assignment. Neither party hereto may assign any rights or delegate any duties under this Letter without the prior written consent of the other party; provided, however, that (a) this Letter will inure to the benefit of and be binding upon the successors and assigns of the Company upon any sale of all or substantially all of the Company’s stock and/or assets, or upon any merger, consolidation or reorganization of the Company with or into any other corporation, all as though such successors and assigns of the Company and their respective successors and assigns were the Company; and (b) this Letter will inure to the benefit of and be binding upon your heirs, assigns or designees to the extent of any payments due to you or them hereunder.

(d)               Governing Law. This Letter will be governed by and construed in accordance with the law of the State of Illinois, and not its choice of law rules, applicable to contracts made and to be performed entirely within that State.

(e)                No Set-off or Mitigation. Your rights to payments under this Letter will not be affected by any set-off, counterclaim, recoupment or other right the Company may have against you or anyone else. You do not need to seek other employment or take any other action to mitigate any amounts owed to you under this Letter, and those amounts will not be reduced if you do obtain other employment.

(f)                Notices. All notices, requests, demands and other communications under this Letter must be in writing and will be deemed given (i) when hand- delivered, (ii) on the first business day after the business day sent from within the United States, if delivered by a nationally recognized overnight courier or (iii) on the third business day after the business day sent if delivered by registered or certified mail, return receipt requested, in each case to the following address (or to such other address as may be specified by notice that conforms to this Section 10(f)):

If to the Company, to:

FreightCar America, Inc.

Two North Riverside Plaza

Suite 1300

Chicago, Illinois 60606 Attention: Secretary

If to you, to your last address shown on the payroll records of the Company.

11.              Counterparts. This Letter may be executed in counterparts, each of which will constitute an original and all of which, taken together, will constitute one and the same instrument.

12.              Relocation. Following a reasonable period of time, you will recommend a relocation plan to the Company’s Board of Directors for consideration and approval. Until that time, your expenses for business travel, including reasonable travel to and from your current home, will be reimbursed by the Company, subject to the Company’s policy for substantiating such expenses.

Very truly yours,

FreightCar America, Inc.

By:	/s/ Georgia L. Vlamis
Vice President, General Counsel, Corporate Secretary and Human Resources

Accepted and agreed:

/s/ James R. Meyer
James R. Meyer

EXHIBIT A

OPTION AWARD AGREEMENT

(See following pages.)

A-1

EXHIBIT B

EXECUTIVE SEVERANCE PLAN

(See following pages.)

B-1